UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 30, 2020

____________________

Mercantile Bank Corporation

(Exact name of registrant as specified in its charter)

Michigan	000-26719	38-3360865
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

310 Leonard Street NW, Grand Rapids, Michigan	49504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(616) 406-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).                                    Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MBWM	The Nasdaq Stock Market LLC

Item 2.05 Costs Associated with Exit or Disposal Activities.

The Board of Directors of Mercantile Bank of Michigan (“Mercantile Bank”), the wholly-owned banking subsidiary of Mercantile Bank Corporation, has approved a branch network efficiency plan pursuant to which Mercantile Bank would, among other things, close three branch offices, subject to applicable regulatory requirements, during the fourth quarter of 2020, and implement related staff reductions. The branch offices to be closed are located in downtown Lakeview, Ionia and Alma.

The branch office closures are designed to maintain operational efficiency while continuing to provide banking services to the affected customers with nominal impact. Mercantile Bank currently operates banking facilities in close proximity (less than two miles in all three instances) to the branch offices to be closed, and will be expanding and remodeling said facilities to absorb relocated personnel and expected additional transaction activity. Impacted customers will also continue to have access to existing ATM, online, mobile and phone banking channels.

As a result of these branch network efficiency actions, Mercantile Bank expects to record a total pre-tax charge of approximately $0.3 million during the second quarter of 2020 for severance and related payments and approximately $1.5 million during the fourth quarter of 2020 for valuation adjustments on the branch facilities.

Projected savings as a result of these branch network efficiency actions are anticipated to be approximately $0.7 million per year on a pre-tax basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2020	Mercantile Bank Corporation By: /s/ Charles E. Christmas Charles E. Christmas Executive Vice President, Chief Financial Officer and Treasurer